FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance (770) 612-2048

GENUINE PARTS COMPANY
DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, April 18, 2005 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared a regular quarterly cash dividend of thirty-one and one-quarter cents ($.3125) per share on the Company’s common stock.

The dividend is payable July 1, 2005 to shareholders of record June 10, 2005.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico. Genuine Parts Company had 2004 revenues of $9.1 billion.